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                                                                      Exhibit 11

                          HARRAH'S ENTERTAINMENT, INC.
                       COMPUTATIONS OF PER SHARE EARNINGS

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                                         Second Quarter Ended                Six Months Ended
                                         June 30,         June 30,         June 30,         June 30,
                                             2000             1999             2000             1999
                                    -------------    -------------    -------------    -------------
Income before extraordinary
  losses                            $  47,214,000    $  47,923,000    $  77,962,000    $  85,268,000
Extraordinary losses, net                (716,000)      (7,375,000)        (716,000)     (10,623,000)
                                    -------------    -------------    -------------    -------------
Net income                          $  46,498,000    $  40,548,000    $  77,246,000    $  74,645,000
                                    =============    =============    =============    =============
BASIC EARNINGS PER SHARE
Weighted average number of common
  shares outstanding                  118,625,181      126,202,689      119,947,456      125,864,055
                                    =============    =============    =============    =============
BASIC EARNINGS PER COMMON SHARE

    Income before extraordinary
      losses                        $        0.40    $        0.38    $        0.65    $        0.67

    Extraordinary losses, net               (0.01)           (0.06)           (0.01)           (0.08)
                                    -------------    -------------    -------------    -------------
        Net income                  $        0.39    $        0.32    $        0.64    $        0.59
                                    =============    =============    =============    =============
DILUTED EARNINGS PER SHARE
Weighted average number of common
  shares outstanding                  118,625,181      126,202,689      119,947,456      125,864,055
    Additional shares based on
      average market price for
      period applicable to:

        Restricted stock                  245,749          684,726          345,715          580,310
        Stock options                   1,122,442        2,096,989        1,135,898        1,422,001
                                    -------------    -------------    -------------    -------------
Average number of common and
  common equivalent shares
  outstanding                         119,993,372      128,984,404      121,429,069      127,866,366
                                    =============    =============    =============    =============

DILUTED EARNINGS PER COMMON AND
  COMMON EQUIVALENT SHARES
    Income before extraordinary
      losses                        $        0.40    $        0.37    $        0.65    $        0.66
    Extraordinary losses, net               (0.01)           (0.06)           (0.01)           (0.08)
                                    -------------    -------------    -------------    -------------
        Net income                  $        0.39    $        0.31    $        0.64    $        0.58
                                    =============    =============    =============    =============


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